Exhibit 99.1

N E W S R E L E A S E

Atmel Reports Fourth Quarter and Full Year 2012 Financial Results

SAN JOSE, CA, February 6, 2013 -- Atmel® Corporation (Nasdaq: ATML), a leader in microcontroller and touch solutions, today announced financial results for its fourth quarter ended December 31, 2012.

	GAAP			Non-GAAP
	Q4 2012	Q3 2012	Q4 2011	Q4 2012	Q3 2012	Q4 2011
Net revenue	$345.1	$361.0	$383.6	$345.1	$361.0	$383.6
Gross margin	38.1%	43.1%	48.1%	41.6%	43.7%	48.7%
Operating margin	(3.8)%	7.6%	12.8%	9.7%	12.7%	17.9%
Net (loss) income	$(12.3)	$21.6	$32.9	$29.4	$43.0	$67.5
Diluted EPS	$(0.03)	$0.05	$0.07	$0.07	$0.10	$0.14

(In millions, except earnings per share data and percentages)

Revenue for the fourth quarter of 2012 was $345.1 million, a 4% decrease compared to $361.0 million for the third quarter of 2012, and 10% lower compared to $383.6 million for the fourth quarter of 2011. Fourth quarter results for 2012 exclude the Serial Flash product families divested at the end of the third quarter of 2012. Adjusting for the Serial Flash divestiture, fourth quarter revenue decreased 2% sequentially and declined 8% from the fourth quarter of the prior year. For the full year 2012, revenue of $1.43 billion decreased 21% compared to $1.80 billion for 2011. Adjusting for the Serial Flash divestiture, full year 2012 revenue decreased 19% from 2011.

GAAP net loss totaled $(12.3) million or $(0.03) per diluted share for the fourth quarter of 2012, principally as a result of a $10.6 million loss incurred on purchase commitments relating to a take-or-pay supply agreement, $11.0 million of charges incurred primarily for restructuring activities, and a $6.5 million write-off of receivables from a foundry supplier. This compares to GAAP net income of $21.6 million or $0.05 per diluted share for the third quarter of 2012, and $32.9 million or $0.07 per diluted share for the fourth quarter of 2011. For the full year of 2012, GAAP net income was $30.4 million or $0.07 per diluted share, compared to GAAP net income of $315.0 million or $0.68 per diluted share for 2011.

Non-GAAP net income for the fourth quarter of 2012 totaled $29.4 million or $0.07 per diluted share, compared to non-GAAP net income of $43.0 million or $0.10 per diluted share in the third quarter of 2012, and non-GAAP net income of $67.5 million or $0.14 per diluted share for the year-ago quarter. For the full year 2012, non-GAAP net income was $145.1 million or $0.32 per diluted

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share, compared to $438.0 million or $0.92 per diluted share for 2011. Refer to the non-GAAP reconciliation table included in this release for more details.

GAAP gross margin was 38.1% in the fourth quarter of 2012, compared to 43.1% in the third quarter of 2012 and 48.1% in the fourth quarter of 2011. For the full year 2012, GAAP gross margin was 42.0%, compared to 50.4% for 2011. Non-GAAP gross margin was 41.6% in the fourth quarter of 2012 as compared to 43.7% in the immediately preceding quarter and 48.7% in the fourth quarter of 2011. Non-GAAP gross margin excludes a $10.6 million loss on purchase commitments relating to a take-or-pay supply agreement and stock-based compensation expense. For the full year 2012, non-GAAP gross margin was 43.3% compared to 50.8% for 2011.

“Our microcontroller business grew four consecutive quarters in what was a challenging year for the semiconductor industry,” said Steve Laub, Atmel's President and Chief Executive Officer. “As we enter 2013, we are well positioned with multiple growth opportunities to drive our revenue, while we remain committed to improving our cost structure which should result in improved earnings growth and cash flow generation."

Fourth quarter 2012 loss from operations on a GAAP basis was $(13.2) million or (3.8)% of revenue, compared to income from operations of $27.4 million or 7.6% of revenue for the third quarter of 2012 and $49.0 million or 12.8% of revenue for the fourth quarter of 2011. Fourth quarter 2012 loss from operations was adversely affected by a $10.6 million loss incurred on purchase commitments relating to a take-or-pay supply agreement, $11.0 million of charges incurred primarily for restructuring activities, a $6.5 million write-off of receivables from a foundry supplier, and $1.9 million in acquisition related charges. In comparison, third quarter 2012 income from operations included a $1.4 million credit to restructuring charges and $1.5 million in acquisition related charges, and fourth quarter 2011 income from operations included a $1.1 million restructuring credit and $2.3 million in acquisition related charges. The 2012 GAAP full year income from operations was $47.4 million compared to $382.0 million for 2011.

Non-GAAP income from operations in the fourth quarter of 2012 was $33.3 million or 9.7% of revenue, compared to third quarter non-GAAP income from operations of $45.8 million or 12.7% of revenue, and fourth quarter 2011 non-GAAP income from operations of $68.7 million or 17.9% of revenue. For the full year 2012, non-GAAP income from operations was $157.6 million compared to $440.3 million for 2011. Refer to the non-GAAP reconciliation table included in this release for more details.

Income tax benefit, on a GAAP basis, totaled $2.2 million for the fourth quarter of 2012. This compares to a provision for income taxes of $5.9 million for the third quarter of 2012 and a provision for income taxes of $14.4 million for the fourth quarter of 2011. Non-GAAP provision for income taxes for the fourth quarter of 2012 was $2.6 million compared to $2.9 million for the third quarter of 2012 and a non-GAAP income tax benefit of $0.5 million for the fourth quarter of 2011. For the full year 2012, the non-GAAP tax provision was $7.4 million compared to $1.5 million for 2011.

Cash provided from operations totaled approximately $78.7 million for the fourth quarter of 2012, compared to $53.6 million for the third quarter of 2012 and $43.4 million for the fourth quarter of 2011. For calender 2012, operating cash flow exceeded $200 million. Combined cash balances (cash and cash equivalents plus short-term investments) totaled $296.1 million at the end of the fourth quarter of 2012, an increase of $6.9 million from the immediately preceding quarter.

Company Highlights

•	Acquired Ozmo, Inc., a leader in ultra-low power Wi-Fi solutions

•	Atmel and Celeno Communications collaborate on Wi-Fi Direct remote controls for consumer products

•	Atmel introduced new family of ARM® Cortex™-A5 processor-based MPUs for embedded industrial and consumer applications

•
Expanded ARM® Cortex™-M4 processor-based Flash family to include the SAM4E Series, featuring advanced  connectivity peripherals, a floating point unit, advanced analog capabilities, and higher processing power

•	Introduced new ATmegaRFR2 AVR® family of devices, offering industry's lowest power wireless microcontrollers for 2.4GHz industrial, scientific, and medical band (ISM) applications

•	Joined G3-PLC Alliance, expanding development in standards-based smart grid communications

•	Atmel and Wasion Group signed memorandum of understanding to develop PRIME power line communication solutions for smart metering

•	ASUS selected XSense™ touch sensor for their next-generation tablet

•	Demonstrated XSense with curved and ultra-thin 0.55mm Corning® Gorilla® Glass

•	Won 2013 CES Innovations Award for XSense

•	Expanded Atmel maXTouch® S family of touchscreen controllers with mXT540S

•	Google selected maXTouch to power the touchscreen Nexus 10”Android tablet

•
Windows 8 tablets and Ultrabooks featuring maXTouch include: ASUS' Vivo Tab, Vivo Tab RT, X202E, S400, and S56, Bluebird's Pidion BP80 tablet, DELL's XPS10, XPS 12 Convertible Touch Ultrabook and Inspiron 15z, Fujitsu's Arrows Tab QH55, HP's Envy, Envy X2, and Spectre XT TouchSmart Ultrabook, Lenovo's Think Pad Tablet 2 and X230, LG's H160 and Z160 Tab-Books, Samsung's ATIV Tab RT, Series 5 Slate, and Series 7 Slate, and Toshiba's 925t

•
Recent smartphone introductions with maXTouch inside include: Samsung's I9105 Galaxy S II Plus, SCH-W889, and GT-B9388, Nokia's Lumia 510 and 620, Kyocera's Digno S, Sharp's Aquos SH930W, Fujitsu's F-03E Arrows Kiss, Gionee's GN700W, Meizu's MX2 and Xiaomi's MI2

•	Introduced new LIN family for automotive switch scan and ambient lighting applications

•	Launched industry's first integrated app store and collaboration workspace for embedded microcontroller designers in Atmel Studio 6

Stock Repurchase
During the fourth quarter of 2012, Atmel repurchased 3.3 million shares of its common stock in the open market at an average price of $4.87 per share.

Non-GAAP Metrics
Non-GAAP net income excludes charges related to losses on purchase commitments relating to the take-or-pay supply agreements, losses relating to receivables from a foundry supplier, restructuring activities, charges associated with acquisitions, gain or loss on sale of assets, credit from reserved grant income, stock-based compensation, as well as the non-GAAP income tax adjustment and other non-recurring income tax items. A reconciliation of GAAP results to non-GAAP results is included following the financial statements below.

Conference Call
Atmel will hold a teleconference at 2:00 p.m. PT today to discuss the fourth quarter and full year 2012 financial results. The conference call will be webcast live and can also be monitored by dialing 1-800-374-0405 or 1-706-758-4519. The conference ID number is 84526682 and participants are encouraged to initiate their calls 10 minutes prior to the 2:00 p.m. PT start time to ensure a timely connection. The webcast and earnings release will be accessible at http://ir.atmel.com/ and will be archived for 12 months.
A replay of the February 6, 2013 conference call will be available the same day at approximately 5:00 p.m. PT and will be archived for 48 hours. The replay access numbers are 1-800-585-8367 within the U.S. and 1-404-537-3406 for all other locations. The access code is 84526682.

About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, capacitive touch solutions, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry's broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions focused on industrial, consumer, communications, computing and automotive markets.

© 2013 Atmel Corporation. Atmel®, Atmel logo and combinations thereof, and others are registered trademarks or trademarks of Atmel Corporation or its subsidiaries. Other terms and product names may be trademarks of others.

Safe Harbor for Forward-Looking Statements
Information in this release regarding Atmel's forecasts, business outlook, expectations, new product launches, and beliefs are forward-looking statements that involve risks and uncertainties. These statements may include comments about our future operating and financial performance, including our outlook for 2013 and beyond, our expectations regarding market share and product revenue growth, and Atmel's strategies. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include, without limitation, general global macroeconomic conditions (especially in Europe and Asia); the cyclical nature of the semiconductor industry; the inability to realize the anticipated benefits of transactions related to acquisitions, restructuring activities or other initiatives in a timely manner or at all; the impact of competitive products and pricing; disruption to our business caused by our increased dependence on outside foundries; and the financial instability of those foundries in some cases; industry and/or company overcapacity or undercapacity, including capacity constraints of our independent assembly contractors; the success of our customers' end products and timely design acceptance by our customers; timely introduction of new products and technologies (including, for example, our XSense™ and maXTouch® products); our ability to ramp new products into volume production; our reliance on non-binding customer forecasts and the absence of long-term supply contracts with most of our customers; financial stability in foreign markets and the impact of foreign exchange rates; unanticipated changes in environmental, health and safety regulations; our dependence on selling through independent distributors; the complexity of our revenue recognition policies; information technology system failures; business interruptions, natural disasters and terrorist acts; unanticipated costs and expenses or the inability to identify expenses which can be eliminated; the market price or volatility of our common stock;

disruptions in the availability of raw materials; compliance with U.S. and international laws and regulations by us and our distributors; our dependence on key personnel; our ability to protect our intellectual property rights; litigation (including intellectual property litigation in which we may be involved or in which our customers may be involved, especially in the mobile device sector), and the possible unfavorable results of legal proceedings; and other risks detailed from time to time in Atmel's SEC reports and filings, including our Form 10-K for the year ended December 31, 2011, filed on February 28, 2012, and our subsequent Form 10-Q reports. Atmel assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:
Peter Schuman
Director, Investor Relations
(408) 437-2026
###

ATMEL CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011

Net revenue	$345,083	$360,990	$383,609	$1,432,110	$1,803,053

Operating expenses
Cost of revenue	213,544	205,464	198,952	830,791	894,820
Research and development	58,872	59,966	63,669	251,519	255,653
Selling, general and administrative	66,376	68,036	70,817	275,257	280,410
Acquisition-related charges	1,946	1,530	2,339	7,388	5,408
Restructuring charges (credits)	11,036	(1,404)	(1,146)	23,986	20,064
Impairment of receivables from foundry supplier	6,495	—	—	6,495	—
Credit from reserved grant income	—	—	—	(10,689)	—
Gain on sale of assets	—	—	—	—	(35,310)
Total operating expenses	358,269	333,592	334,631	1,384,747	1,421,045
(Loss) income from operations	(13,186)	27,398	48,978	47,363	382,008

Interest and other (expense) income, net	(1,338)	153	(1,736)	(5,125)	(818)
(Loss) income before income taxes	(14,524)	27,551	47,242	42,238	381,190
Benefit from (provision for) income taxes	2,192	(5,915)	(14,381)	(11,793)	(66,200)
Net (loss) income	$(12,332)	$21,636	$32,861	$30,445	$314,990

Basic net (loss) income per share:
Net (loss) income per share	$(0.03)	$0.05	$0.07	$0.07	$0.69
Weighted-average shares used in basic net (loss) income per share calculations	429,312	430,845	451,582	433,017	455,629
Diluted net (loss) income per share:
Net (loss) income per share	$(0.03)	$0.05	$0.07	$0.07	$0.68
Weighted-average shares used in diluted net (loss) income per share calculations	429,312	433,295	456,514	437,582	462,673

ATMEL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2012	December 31, 2011

Current assets
Cash and cash equivalents	$293,370	$329,431
Short-term investments	2,687	3,079
Accounts receivable, net	188,488	212,929
Inventories	348,273	377,433
Prepaids and other current assets	125,019	116,929
Total current assets	957,837	1,039,801
Fixed assets, net	221,044	257,070
Goodwill	104,430	67,662
Intangible assets, net	27,257	20,594
Other assets	122,965	141,471
Total assets	$1,433,533	$1,526,598

Current liabilities
Trade accounts payable	103,980	76,445
Accrued and other liabilities	203,510	207,118
Deferred income on shipments to distributors	29,226	47,620
Total current liabilities	336,716	331,183
Other long-term liabilities	100,179	112,971
Total liabilities	436,895	444,154

Stockholders' equity	996,638	1,082,444
Total liabilities and stockholders' equity	$1,433,533	$1,526,598

ATMEL CORPORATION
RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011

GAAP gross margin	$131,539	$155,526	$184,657	$601,319	$908,233
Loss related to foundry arrangement	10,628	—	—	10,628	—
Stock-based compensation expense	1,329	2,154	2,057	8,052	7,840
Non-GAAP gross margin	$143,496	$157,680	$186,714	$619,999	$916,073

GAAP research and development expense	$58,872	$59,966	$63,669	$251,519	$255,653
Stock-based compensation expense	(5,257)	(4,925)	(6,591)	(22,825)	(22,916)
Non-GAAP research and development expense	$53,615	$55,041	$57,078	$228,694	$232,737

GAAP selling, general and administrative expense	$66,376	$68,036	$70,817	$275,257	$280,410
Stock-based compensation expense	(9,818)	(11,150)	(9,873)	(41,565)	(37,369)
Non-GAAP selling, general and administrative expense	$56,558	$56,886	$60,944	$233,692	$243,041

GAAP (loss) income from operations	$(13,186)	$27,398	$48,978	$47,363	$382,008
Stock-based compensation expense	16,404	18,229	18,521	72,442	68,125
Acquisition-related charges	1,946	1,530	2,339	7,388	5,408
Restructuring charges (credit)	11,036	(1,404)	(1,146)	23,986	20,064
Loss related to foundry arrangement	10,628	—	—	10,628	—
Impairment of receivables from foundry supplier	6,495	—	—	6,495	—
Credit from reserved grant income	—	—	—	(10,689)	—
Gain on sale of assets	—	—	—	—	(35,310)
Non-GAAP income from operations	$33,323	$45,753	$68,692	$157,613	$440,295

GAAP benefit from (provision for) income taxes	$2,192	$(5,915)	$(14,381)	$(11,793)	$(66,200)
Adjustments for cash tax and other tax settlements	4,790	(3,047)	(14,916)	(4,410)	(64,682)
Non-GAAP (provision for) benefit from income taxes	$(2,598)	$(2,868)	$535	$(7,383)	$(1,518)

GAAP net (loss) income	$(12,332)	$21,636	$32,861	$30,445	$314,990
Stock-based compensation expense	16,404	18,229	18,521	72,442	68,125
Acquisition-related charges	1,946	1,530	2,339	7,388	5,408
Restructuring charges (credit)	11,036	(1,404)	(1,146)	23,986	20,064
Loss related to foundry arrangement	10,628	—	—	10,628	—
Impairment of receivables from foundry supplier	6,495	—	—	6,495	—
Credit from reserved grant income	—	—	—	(10,689)	—
Gain on sale of assets	—	—	—	—	(35,310)
Tax adjustments	(4,790)	3,047	14,916	4,410	64,682
Non-GAAP net income	$29,387	$43,038	$67,491	$145,105	$437,959

GAAP net (loss) income per share - diluted	$(0.03)	$0.05	$0.07	$0.07	$0.68
Stock based compensation expense	0.04	0.04	0.04	0.16	0.14
Acquisition-related charges	0.01	—	—	0.02	—
Restructuring charges (credit)	0.02	—	—	0.05	0.04
Loss related to foundry arrangement	0.02	—	—	0.02	—
Impairment of receivables from foundry supplier	0.01	—	—	0.01	—
Credit from reserved grant income	—	—	—	(0.02)	—
Gain on sale of assets	—	—	—	—	(0.07)
Tax adjustments	—	0.01	0.03	0.01	0.13
Non-GAAP net income per share - diluted	$0.07	$0.10	$0.14	$0.32	$0.92

GAAP diluted shares	429,312	433,295	456,514	437,582	462,673
Adjusted dilutive stock awards - non-GAAP	14,669	11,034	14,524	9,764	11,046
Non-GAAP diluted shares	443,981	444,329	471,038	447,346	473,719

Notes to Non-GAAP Financial Measures

To supplement its consolidated financial results presented in accordance with GAAP, Atmel uses non-GAAP financial measures, including non-GAAP net income and non-GAAP net income per diluted share, which are adjusted from the most directly comparable GAAP financial measures to exclude certain items, as shown above and described below. Management believes that these non-GAAP financial measures reflect an additional and useful way of viewing aspects of Atmel's operations that, when viewed in conjunction with Atmel's GAAP results, provide a more comprehensive understanding of the various factors and trends affecting Atmel's business and operations.

Atmel uses each of these non-GAAP financial measures for internal purposes and believes that these non-GAAP measures provide meaningful supplemental information regarding operational and financial performance. Management uses these non-GAAP measures for strategic and business decision making, internal budgeting, forecasting and resource allocation processes. Atmel may, in the future, determine to present non-GAAP financial measures other than those presented in this release, which it believes may be useful to investors. Any such determinations will be made with the intention of providing the most useful information to investors and will reflect information used by the company's management in assessing its business, which may change from time to time.

Atmel believes that providing these non-GAAP financial measures, in addition to the GAAP financial results, is useful to investors because the non-GAAP financial measures allow investors to see Atmel's results “through the eyes” of management as these non-GAAP financial measures reflect Atmel's internal measurement processes. Management believes that these non-GAAP financial measures enable investors to better assess changes in each key element of Atmel's operating results across different reporting periods on a consistent basis. Thus, management believes that each of these non-GAAP financial measures provides investors with another method for assessing Atmel's operating results in a manner that is focused on the performance of its ongoing operations. In addition, these non-GAAP financial measures may facilitate comparisons to Atmel's historical operating results and to competitors' operating results.

There are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures may be limited in value because they exclude certain items that may have a material impact upon Atmel's reported financial results. Management compensates for these limitations by providing investors with reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for or superior to the most directly comparable GAAP financial measures. The non-GAAP financial measures supplement, and should be viewed in conjunction with, GAAP financial measures. Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided above.

As presented in the “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” tables above, each of the non-GAAP financial measures excludes one or more of the following items:

•	Loss from foundry arrangement.

Loss from foundry arrangement relates to the Company's assessment of the probable loss with respect to a European foundry “take or pay” arrangement for wafers to be delivered during the remaining term of the arrangement.   Atmel believes that it is appropriate to exclude loss from foundry arrangement from Atmel's non-GAAP financial measures, as it enhances the ability of investors to compare Atmel's period-over-period operating results from continuing operations.

•	Impairment of receivables from foundry supplier.

Impairment of receivables from foundry supplier relates to the Company's assessment of the probability of collecting on receivables from a European foundry supplier for certain services provided by Atmel to that foundry.  Atmel believes that it is appropriate to exclude impairment of receivables from foundry supplier from Atmel's non-GAAP financial measures, as it enhances the ability of investors to compare Atmel's period-over-period operating results from continuing operations.

•	Stock-based compensation expense.

Stock-based compensation expense relates primarily to equity awards such as stock options and restricted stock units. This includes stock-based compensation expense related to performance-based restricted stock units for which Atmel recognizes stock-based compensation expense to the extent management believes it probable that Atmel will achieve the performance criteria which occurs before these awards actually vest. If the performance goals are unlikely to be met, no compensation expense is recognized and any previously recognized compensation expense is reversed. Stock-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Atmel's control. As a result, management excludes this item from Atmel's internal operating forecasts and models. Management believes that non-GAAP measures adjusted for stock-based compensation provide investors with a basis to measure Atmel's core performance against the performance of other companies without the variability created by stock-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.

•	Acquisition-related charges.

Acquisition-related charges include: (1) amortization of intangibles, which include acquired intangibles such as customer relationships, backlog, core developed technology, trade names and non-compete agreements and (2) contingent compensation expense, which include compensation resulting from the employment retention of certain key employees established in accordance with the terms of the acquisitions. In most cases, these acquisition-related charges are not factored into management's evaluation of potential acquisitions or Atmel's performance after completion of acquisitions, because they are not related to Atmel's core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related charges from non-GAAP measures provides investors with a basis to compare Atmel against the performance of other companies without the variability caused by purchase accounting.

•	Restructuring charges (credit).

Restructuring charges primarily relate to expenses necessary to make infrastructure-related changes to Atmel's operating costs. Restructuring charges (credit) are excluded from non-GAAP financial measures because they are not considered core operating activities. Although Atmel has engaged in various restructuring activities in recent years, each has been a discrete event based on a unique set of business objectives. Atmel believes that it is appropriate to exclude restructuring charges from Atmel's non-GAAP financial measures, as it enhances the ability of investors to compare Atmel's period-over-period operating results from continuing operations.

•	Credit from reserved grant income.

Atmel recognized a credit from reserved grant income as a result of a ministerial decision executed by the Greek government providing for a partial refund of an outstanding state grant previously made. Based on the execution of this ministerial decision and the subsequent publication of that decision, management determined that it would not be required to repay the full amount of the outstanding grant. Atmel believes that it is appropriate to exclude credit from reserved grant income from Atmel's non-GAAP financial measures, as it enhances the ability of investors to compare Atmel's period-over-period operating results from continuing operations.

•	Gain on sale of assets.

Atmel recognizes gains resulting from the sale of certain non-strategic assets that no longer align with Atmel's long-term operating plan. Atmel excludes these items from its non-GAAP financial measures primarily because these gains are individually discrete events and generally not reflective of the ongoing operating performance of Atmel's business and can distort period-over-period comparisons.

•	Non-GAAP tax adjustment.

In conjunction with the implementation of Atmel's global structure changes which took effect January 1, 2011, the company changed its methodology for reporting non-GAAP taxes. Beginning in the first quarter of 2011, Atmel's non-GAAP tax amounts approximate operating cash tax expense, similar to the liability reported on Atmel's tax returns. This approach is designed to enhance the ability of investors to understand the company's tax expense on its current operations, provide improved modeling accuracy, and substantially reduce fluctuations caused by GAAP adjustments which may not reflect actual cash tax expense.

Atmel forecasts its annual cash tax liability and allocates the tax to each quarter in proportion to earnings for that period.